As filed with the Securities and Exchange Commission on March 20, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip code)

PRIDE INTERNATIONAL, INC. 2007 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

W. Gregory Looser
Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
(Name and address of agent for service)
(713) 789-1400
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee
Common Stock, par value $.01 per share(1)	8,000,000 (2)	$34.84(3)	$278,720,000 (3)	$10,953.70

(1)	Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of Common Stock being registered hereby.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan as a result of the antidilution provisions thereof.

(3)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on the average of the high and low sales price of the shares of Common Stock reported on the New York Stock Exchange on March 17, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information concerning the Pride International, Inc. 2007 Long-Term Incentive Plan (the “Plan”) required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Pride International, Inc. (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     This Registration Statement incorporates herein by reference the following documents, which the Company has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-13289):
1.	The description of the Company’s common stock, par value $.01 per share (the “Common Stock”), including the related preferred share purchase rights, contained in the Company’s Current Report on Form 8-K filed on September 28, 2001, as the Company may update that description from time to time;

2.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

3.	The Company’s Current Reports on Form 8-K filed on January 25, 2008 and February 26, 2008.
     All documents filed (but not furnished) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company expects to maintain policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.
     Article Seventh of the Certificate of Incorporation of the Company eliminates the personal liability of each director of the Company to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.
     The Bylaws of the Company provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of (i) the Company, (ii) any predecessor of the Company, (iii) Pride Oil Well Service Company, a Texas corporation (“Pride Oil Well”), (iv) Pride International, Inc., a Louisiana corporation (“Old Pride”), (v) Marine Drilling Companies, Inc., a Texas corporation (“Marine”), (vi) any subsidiary of the Company, Pride Oil Well, Old Pride or Marine or (vii) any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of the Company (“corporate status”) against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.
     The Bylaws further provide that the Company will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by the Company and (ii) satisfactory evidence as to the amount of such expenses.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits

Exhibit No.		Description

*4.1	—	Certificate of Incorporation of the Company (incorporated by reference to Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement of Old Pride and the Company on Form S-4, Registration Nos. 333-66644 and 333-66644-01 (the “Registration Statement”)).

*4.2	—	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-13289).

*4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

*4.4	—	Rights Agreement, dated as of September 13, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 28, 2001, File No. 1-13289 (the “Form 8-K”)).

*4.5	—	First Amendment to Rights Agreement, dated as of January 29, 2008, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 1-13289).

*4.6	—	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.3 to the Form 8-K).

*4.7	—	Pride International, Inc. 2007 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2007, File No. 1-13289).

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Powers of Attorney (included on the signature page herein).

*	Incorporated herein by reference as indicated.

Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 19, 2008.

PRIDE INTERNATIONAL, INC.
By:	/s/ Louis A. Raspino
Louis A. Raspino
President and Chief Executive Officer

     Each person whose signature appears below appoints Louis A. Raspino, Brian C. Voegele, W. Gregory Looser and Brady K. Long, and each of them severally, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 19, 2008.

/s/ Louis A. Raspino Louis A. Raspino	President and Chief Executive Officer and Director (principal executive officer)

/s/ Brian C. Voegele Brian C. Voegele	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Leonard E. Travis Leonard E. Travis	Vice President and Chief Accounting Officer (principal accounting officer)

/s/ David A.B. Brown David A.B. Brown	Chairman of the Board

/s/ Kenneth M. Burke Kenneth M. Burke	Director

/s/ Archie W. Dunham Archie W. Dunham	Director

/s/ David A. Hager David A. Hager	Director

/s/ Francis S. Kalman Francis S. Kalman	Director

/s/ Ralph D. McBride Ralph D. McBride	Director

/s/ Robert G. Phillips Robert G. Phillips	Director

/s/ David B. Robson David B. Robson	Director

INDEX TO EXHIBITS

Exhibit No.		Description

*4.1	—	Certificate of Incorporation of the Company (incorporated by reference to Annex D to the Joint Proxy Statement/Prospectus included in the Registration Statement of Old Pride and the Company on Form S-4, Registration Nos. 333-66644 and 333-66644-01 (the “Registration Statement”)).

*4.2	—	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 1-13289).

*4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

*4.4	—	Rights Agreement, dated as of September 13, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 28, 2001, File No. 1-13289 (the “Form 8-K”)).

*4.5	—	First Amendment to Rights Agreement, dated as of January 29, 2008, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 1-13289).

*4.6	—	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 4.3 to the Form 8-K).

*4.7	—	Pride International, Inc. 2007 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2007, File No. 1-13289).

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Powers of Attorney (included on the signature page herein).

*	Incorporated herein by reference as indicated.